Exhibit 99.4(b)

AB State of Domicile: Tennessee A Stock Company www.protective.com	Home Office: P. O. Box 2606; Birmingham, Alabama 35202 1-800-866-9933 Administrative Office: P. O. BOX 292; Birmingham, AL 35201-0292 1-888-353-2654

Term Life Insurance Rider

This Rider is issued by Protective Life Insurance Company (the “Company”) as part of the Policy to which it attached. All Policy provisions not expressly modified by this Rider remain in full force and effect. Capitalized terms that are not defined in this Rider are defined or otherwise described in the Policy to which this Rider is attached.

This Rider provides term life insurance to the Insured. The Insured is the person insured under the Policy to which this Rider is attached.  Coverage is annually renewable to the Insured’s attained age 121. The amount of Death Benefit provided under this Rider may vary on a monthly basis as described below. The Company will pay the Rider’s Death Benefit to the Beneficiary when the Company receives satisfactory proof that the death of the Insured occurred while this Rider was in force. This Rider does not have a cash value or loan value.

BENEFIT

Rider Death Benefit:

The effect of the Rider Death Benefit on the Policy Death Benefit will depend on the Death Benefit option that applies under the Policy on the Insured’s date of death. For each of the options described below, the Death Benefit Proceeds payable will be reduced by any outstanding Policy loans and accrued loan interest.

Option 1:  Level Death

The Rider Death Benefit will be:

•      the greater of:

a)             the Total Face Amount shown on the Policy Schedule, less any partial withdrawals; or

b)             the Cash Value on the Insured’s date of death multiplied by the applicable Factor shown in the Table on the Policy Schedule and based on the age of the Insured on date of death.

•      less the greater of:

c)              the Base Policy Face Amount shown on the Policy Schedule; or

d)             the Policy Value Account of the Policy.

Option 2:  Coverage Plus

The Rider Death Benefit will be:

•      the greater of:

a)             the Total Face Amount shown on the Policy Schedule, plus the Policy Value Account on the Insured’s date of death; or

b)             the Cash Value on the Insured’s date of death multiplied by the applicable Factor shown in the Table on the Policy Schedule based on the age of the Insured at date of death.

•      less

c)              the Base Policy Face Amount shown on the Policy Schedule; plus

d)             the Policy Value Account of the Policy.

Coverage Effective: Coverage under this Rider will take effect on the Policy Date shown on the Policy Schedule.

Change of Rider Face Amount: By Request, the Owner may at any time increase or decrease the Rider Face Amount subject to the Company’s approval. The minimum amounts allowed for an increase or a decrease to the Total Face Amount are as shown on the Policy Schedule.

ICC20-PL-J355

For a decrease in the Rider Face Amount:

•           The Company must receive a Request;

•           The decrease will become effective on the Monthly Anniversary following receipt of the Request;

•                                The decrease will apply first to the most recent increase or increases in Total Face Amount for purposes of incontestability as described in the ‘“Incontestability” provision; and

•                                The Total Face Amount may not be decreased below the amount shown on the Policy Schedule unless prior approval is obtained from the Company.

For an increase in Rider Face Amount:

•           The Company must receive a Request;

•           The increase will be subject to Evidence of Insurability satisfactory to the Company; and

•           The increase will be effective on the Monthly Anniversary following the approval of the Request for an increase, and is subject to the deduction of the first month’s cost of insurance for the Rider from the Policy Value Account.

GENERAL PROVISIONS

Reinstatement: If the Policy to which this Rider is attached is reinstated, subject to the terms and conditions under the “Reinstatement” provision of this Policy, the Company will also reinstate this Rider if the Company receives proof, satisfactory to the Company, that the Insured is still insurable at the same rates.

Incontestability: This Rider will not be contested on the basis of misrepresentation after it has been in force during the Insured’s lifetime for 2 years from its Issue Date.

Suicide: If the Insured commits suicide, while sane or insane, within 2 years of the Issue Date of this Rider, the payment will be limited to an amount equal to the cost of insurance deducted for this Rider.

If the age is misstated in such a way that the Insured was not eligible for coverage under the Policy, a mortality charge and benefit will be extrapolated.

Termination: This Rider will terminate upon the earliest of:

•      Request by the Owner;

•      The date the Policy is surrendered or coverage has ceased; or;

•      The death of the Insured.

Signed for the Company and made part of the Policy as of the Policy Date.

Steve M. Callaway

Secretary